For Immediate Release

Contacts:
Danita Gibson-Lloyd                 Scott Bonikowsky                             Virginia Lewis
Corp. Communications. Mgr.          Senior Director, Corp. Communications        Senior Account Executive
Total System Services, Inc.         Canadian Tire Corporation, Limited           Ketchum Public Relations
(706) 649-5578                      (416)  480-8570                              (404) 877-1842
dgibsonlloyd@totalsystem.com                                                     virginia.lewis@ketchum.com


       Total System Services, Inc. Signs Canadian Tire for Card Processing
                         Expands International Presence
   TSYS to Process More than Six Million Private-label & MasterCard Cards for
                    Canada's Fifth Largest MasterCard Issuer

Columbus, Ga., Nov. 24, 1997 -Today, Total System Services, Inc.(R), (TSYS(R)) (NYSE - "TSS"), announced the signing of a long-term card processing agreement with Canadian Tire Acceptance Limited (CTAL) to process its more than six million private-label and MasterCard cards. These accounts will be converted to TSYS' state-of-the-art TS2(R) Cardholder System.

         A wholly-owned subsidiary of the country's largest hardgoods retailer, CTAL is the fifth largest MasterCard issuer in Canada. With 431 stores across Canada, the store retailer enjoys a large and loyal clientele that has bolstered its store card and its MasterCard product.

         TSYS President Philip W. Tomlinson said, "Total System Services is delighted to partner with an organization of Canadian Tire Acceptance Limited's caliber. CTAL has a very strong portfolio which has shown remarkable strength and flexibility in the marketplace. It is our desire to help Canadian Tire Acceptance continue to prosper by offering innovative and technologically sound solutions, such as our Year 2000 compliant TS2 system, that will help the company meet its business objectives. We look forward to a long, mutually beneficial relationship."

         TS2 is the complete rewrite of TSYS' Cardholder System. The card processing system offers exceptional levels of service and performance beyond any application in today's card processing domain.

         "The Total System TS2 processing and software platform will help build upon our proven capabilities of providing innovative products and services to Canadians by enabling us to quickly and flexibly design new credit card products, enhance existing offerings, and increase our level of customer service," says Tom Gauld, President, Canadian Tire Acceptance Limited. "We are especially pleased that Total System Services, a world-class company, has chosen Welland Ontario as the site for their first Canadian subsidiary office. This relationship is a big win for our company, our customers and the Niagara region."

                                    -- more -


TSYS Signs Canadian Tire Acceptance for Card Processing/p.2

         Located in Welland, Ontario, Canadian Tire Acceptance Limited (CTAL) is a wholly-owned subsidiary of Canadian Tire Corporation, Limited. CTAL currently provides a variety of credit and other financial services to more than 6 million Canadian Tire customers. Services include the Canadian Tire Credit Card, the Options MasterCard, the Canadian Tire AutoClub, a Long Distance Savings Plan and a selection of insurance products.

         Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit, commercial and private-label card processing companies, serving card issuing institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 91 million cardholder accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM(R). In 1996, TSYS formed a joint venture with Visa(R) U.S.A. to create Vital Processing Services L.L.C. (www.vitalps.com), a leading full-service merchant services provider. TSYS' 1996 revenues totaled $311.6 million; the company is an 80.7 percent owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com), a $9.0 billion asset, multi-financial services company that also includes 34 banking affiliates in four Southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company.
TSYS' Internet address is www.totalsystem.com.


                                       ###